EXHIBIT 10.2

HOME FEDERAL BANK

AMENDED AND RESTATED

CHANGE-IN-CONTROL AGREEMENT

This Amended and Restated Change-in-Control Agreement (this “Agreement”) is entered into as of the 27th day of March, 2013, and effective March 31, 2013, contemporaneously with an Amended and Restated Employment Agreement, by and between Home Federal Bank, a federally chartered savings bank, the operating subsidiary of HF Financial, Inc. (the “Holding Company”), and Stephen M. Bianchi (the “Employee”). As used herein, the term “the Bank” shall mean Home Federal Bank, or if the context requires, its successor.

WHEREAS, the Board of Directors of the Bank desires to employ the Employee as Chief Executive Officer and President of the Bank; and

WHEREAS, the Holding Company offers its common stock for sale to the public and is subject to supervision by the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Bank is subject to supervision by the Office of the Comptroller of the Currency (OCC), and the Holding Company is subject to supervision by the Federal Reserve; and

WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change-in-control of the Holding Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and its stockholders; and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into a Change-in-Control Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change-in-control of the Holding Company, although no such change is now known of;

WHEREAS, the Board of Directors of the Bank and of the Holding Company have approved the execution of an Employment Agreement with the Employee on a contemporaneous basis with this Agreement (the “Employment Agreement”); and

WHEREAS, the Board of Directors of the Bank and of the Holding Company have approved the execution of this Agreement with the Employee and have authorized the Chairman of the Bank’s Board of Directors to finalize and sign the Agreement to take effect as stated in Section 1 hereof.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.                                      Term of Agreement. This Agreement will commence on the date hereof and shall continue while the Employee is employed with the Bank; provided, however, that this Agreement shall terminate when the Employment Agreement terminates, except that if such agreement terminates at a time when the Bank or Holding Company is actively negotiating a transaction with a third party that results in a Change-in-Control or at a time when shareholders of the Holding Company are being solicited to vote for directors who would not be Continuing Directors as defined in Section 2 below and the election of such directors would effect a Change-in-Control or at a time when shareholders of the Holding Company are being solicited to tender their shares in an offering that if successful would result in a Change-in-Control, this Agreement shall not terminate until nine months following the termination of the Employment Agreement.

2.                                      Change-in-Control. No benefits shall be payable hereunder unless there shall have been a Change-in-Control, as set forth below, and the Employee’s employment is terminated as described in this Agreement. For purposes of this Agreement, a “Change-in-Control” shall mean:

a.                                      a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Holding Company is then subject to such reporting requirement; or

b.                                      the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Holding Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Holding Company (i) representing 20% or more, but not more than 50%, of the combined voting power of the Holding Company’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined); or (ii) representing more than 50% of the combined voting power of the Holding Company’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change-in-Control shall be deemed to have occurred for purposes of this Agreement by reason of the ownership of 20% or more of the total voting capital stock of the Holding Company then issued and outstanding by the Holding Company, any subsidiary of the Holding Company or any employee benefit plan of the Holding Company or of any subsidiary of the Holding Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Company Entity”); or

c.                                       any acquisition of control as defined in 12 Code of Federal Regulations Section 574.4, or any successor regulation, of the Holding Company which would require the filing of an application for acquisition of control or notice of Change-in-Control in a manner which is set forth in 12 CFR Section 574.3, or any successor regulation; or

d.                                      the Continuing Directors (as hereinafter defined), cease to constitute a majority of the Holding Company’s Board of Directors; or

e.                                       the shareholders of the Holding Company approve (i) any consolidation or merger of the Holding Company in which the Holding Company is not the continuing or surviving company or pursuant to which shares of Holding Company stock would be converted into cash, securities or other property, other than a merger of the Holding Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving company immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Holding Company; or (iii) any plan of liquidation or dissolution of the Holding Company.

For purposes of this definition, “Continuing Director” shall mean any person who is a member of the Board of Directors of the Holding Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement; or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of the Holding Company representing 20% or more of the combined voting power of the Holding Company’s then outstanding securities, but shall not include the Investors or any Holding Company Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

3.                                      Termination Following a Change-in-Control. If a Change-in-Control shall have occurred during the term of this Agreement, the Employee shall be entitled to the benefits provided in Section 4(a) hereof upon termination of the Employee’s employment within 24 months following the month in which a Change-in-Control occurs unless such termination is:  (i) because of the Employee’s death or Disability (as defined below); (ii) by the Bank for Cause (as defined below); or (iii) by the Employee other than for Good Reason (as defined below):

a.                                      Cause. Termination by the Bank of the Employee’s employment for “Cause” shall have the meaning of “Cause” under the Employment Agreement.

b.                                      Good Reason. The Employee’s termination of employment for “Good Reason” shall mean termination by the Employee upon the occurrence, without his express written consent, within 24 months following a Change-in-Control of any one or more of the following:

(i)                                           the assignment to the Employee of duties that constitute a material diminution of his authority, duties or responsibilities (including reporting requirements) as in effect immediately prior to the Change-in-Control or any other action of the Bank which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Bank promptly after receipt of notice thereof given by the Employee;

(ii)                                        a reduction in the Employee’s base salary as in effect on the date hereof or as the same shall be increased from time-to-time;

(iii)                                     relocation of the Employee’s principal place of employment to a location outside a radius of 50 miles of the Bank’s corporate office immediately prior to the Change-in-Control;

(iv)                                    the failure by the Bank to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which the Employee was participating at the time of the Change-in-Control, or (b) provide the Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change-in-Control (or as in effect following the Change-in-Control, if greater);

(v)                                       the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; and

(vi)                                    any purported termination by the Bank of the Employee’s employment that is not effected pursuant to a Notice of Termination (as defined below).

The Bank’s right to terminate the Employee’s employment pursuant to this Subsection shall not be affected by the Employee’s Disability as defined below. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. The Employee’s termination of employment for Good Reason as defined in this Subsection 3(b) shall constitute termination for Good Reason for all purposes of this Agreement, notwithstanding that the Employee may also thereby be deemed to have “retired” under any applicable retirement programs of the Bank.

c.                                       Disability. Disability shall mean incapacity due to physical or mental illness as determined by the Bank’s disability plan.

d.                                      Notice of Termination. Any purported termination of the Employee’s employment by the Bank or by the Employee (other than by reason of the Employee’s death) within 24 months following the month in which a Change-in-Control occurs, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 8 hereof. No purported termination of the Employee’s employment by the Bank shall be effective if it is not pursuant to a Notice of Termination. Failure by the Employee to provide Notice of Termination shall not limit any of the Employee’s rights under this Agreement except to the extent the Bank can demonstrate that it suffered actual damages by reason of such failure. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

e.                                       Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of the Employee’s death, in which case Date of Termination shall be the date of death); provided, however, that if the Employee’s employment is terminated by the Bank, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee and if the Employee terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Bank.

4.                                      Compensation Upon Termination. Following a Change-in-Control that occurs during the term of this Agreement, and upon the Employee’s termination of employment within 24 months following the month in which the Change-in-Control occurred, the Employee shall be entitled to the following benefits:

a.                                      If employment by the Bank is terminated (A) by the Bank for any reason other than Cause, or (B) by the Employee for Good Reason, the Employee shall be entitled to the benefits, to be funded from the general assets of the Bank, provided below:

(i)                                           the Bank shall pay the Employee his full annual base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(ii)                                        the Bank shall pay the Employee in accordance with the terms of the Short-Term Incentive Plan, any incentive payment Employee has a right to receive on the last day of the fiscal year prior to Employee’s Date of Termination.

(iii)                                     the Bank shall pay as severance pay to the Employee, a lump sum severance payment equal to the sum of (A) two times the Employee’s annual base salary in effect at the time Notice of Termination is given or immediately prior to the date of the Change-in-Control, whichever is greater, (B) the greater of the following amounts: (x) the amount, if any, awarded to the Employee pursuant to the terms of the Short-Term Incentive Plan in the two plan years immediately prior to the Change-in-Control, divided by twenty-four, and then multiplied by the number of months in the current fiscal year completed before the Date of Termination or (y) the amount that the Employee had accrued during the current plan year under the terms of the Short-Term Incentive Plan as of the month end prior to the Date of Termination (in either case, the calculation utilized in determining such award amounts shall be adjusted for the limited purpose of determining severance under this paragraph (iii) to exclude Change-in-Control Expenses, and “Change-in-Control Expenses” shall mean the aggregate investment banking, legal and accounting fees payable by the Company or the Bank arising from the transaction that has resulted in the Change-in-Control), and (C) the remaining amount of reimbursable tuition and related expenses regarding the Employee’s graduate school of banking coursework referenced in Section 4 of the Employee’s Employment Agreement; provided, however, that payments under this subparagraph will be conditioned upon compliance with Sections 6 through 8 of the Employee’s Employment Agreement (Agreement Not to Compete, Solicitation of Employees, and Confidential Information) and payments made under this subparagraph must be returned to the Bank if the Employee violates the provisions contained in any of such Sections;

(iv)                                    the Bank shall pay the Employee the amount that has accrued to the Employee under the Long-Term Incentive Plan as of the first day of the month following the Date of Termination;

(v)                                       for and during the period of time that the Employee is eligible for and properly elects continued coverage under the Bank’s health and dental plans, the Bank will continue to subsidize that coverage as if the Employee remained an active employee of the Bank but for no more than 24 months following the Date of Termination and only with respect to the level of health and dental insurance coverage in which the Employee was enrolled immediately prior to the Notice of Termination (e.g., single or family). If the Employee’s continuation coverage terminates for reasons other than nonpayment of the Employee’s share of the cost of the coverage or fraud before the Employee has received 24 months of coverage, then the Bank shall reimburse the Employee for replacement health and dental coverage during the remainder of the 24 months following the Date of Termination, but only with respect to the level of health and dental insurance coverage in which the Employee was enrolled immediately prior to the Notice of Termination (e.g., single or family), and only in an amount up to the difference between the then COBRA premium charged by the Bank (or its successor) to COBRA continues and the amount that active employees are required to pay for their coverage. Such reimbursement may be made directly to the provider of the Employee’s health and dental coverage or as a reimbursement to the Employee upon the presentation of evidence of the cost and continuation of such coverage. Provided, however, that all health and dental benefits receivable by the Employee pursuant to this Subsection (v)(A) shall be discontinued if the Employee obtains full-time employment providing comparable health and dental benefits to the Employee provided in accordance with this Subsection (v)(A) during the 24-month period following the Date of Termination; and

(vi)                                    payment in accordance with any other plans or agreements available to executive officers which by their terms provide for payments upon a change in control that may be in place between the Employee and the Bank or the Holding Company from time to time; and

(vii)                                 in accordance with the Holding Company’s current stock option and incentive Plan or any successor plan adopted by the Holding Company’s Board of Directors, the vesting of awards and lapsing of restrictions as set forth in such plans.

The payments provided for in Section 4(a)(i) and (iii) through (vi) above shall be made on the 60th day following the date the Employee separated from service as defined in Section 409A of the Code and regulations and guidance issued thereunder.  Payments paid as reimbursements shall be made within 30 days of a request for reimbursement but only if the request is made within 60 days of the date that payment was made. Notwithstanding the above, if the Bank determines that any of the payments in Section 4(a) are subject to 409A(a)(2)(B)(i) of the Code (or a successor provision), then any such payments shall be delayed until the earlier of the Employee’s death or the first day of the month coincident with or next following the sixth month anniversary of the Employee’s termination of employment and shall be paid in a lump sum on that date.

b.                                      The Bank shall also pay to the Employee any reasonable legal fees and reasonable expenses incurred by the Employee (i) as a result of successful litigation against the Bank for nonpayment of any benefit hereunder, or (ii) in connection with any dispute with any Federal, state, or local governmental agency with respect to benefits claimed under this Agreement. If the Employee utilizes arbitration to resolve any such dispute, the Bank will pay any reasonable legal fees and reasonable expenses incurred by the Employee in connection therewith. Such reimbursement must be requested no later than two months after the conclusion of the successful litigation and shall be paid within two months after the request for reimbursement.

c.                                       The Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Employee as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 4(a)(v) hereof.

5.                                      Certain Reduction of Payments by the Bank. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible (in whole or part) by the Bank for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount, not less than zero, expressed in present value, which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Bank because of Section 280G of the Code. For purposes of this Section 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code, or its successor.  The Bank shall determine the reductions in such a manner that to the extent possible, the provisions of Section 409A of the Code are not violated.

6.                                      No Exclusivity Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Bank and for which the Employee may qualify, nor, except as provided in Section 13, shall anything herein limit or reduce such rights as the Employee may have under any other agreement with, or plan, program, policy or practice of the Bank. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of the Bank (including, without limitation, the cash out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement.

7.                                      Successors.

a.                                      The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank or of any division or subsidiary thereof employing the Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure of the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to terminate employment within 24 months following the Change-in-Control and to receive compensation from the Bank in the same amount and on the same terms as he would be entitled hereunder if his employment were terminated for Good Reason following a Change-in-Control.

b.                                      This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate or, if no estate, in accordance with applicable law.

8.                                      Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

If to the Bank, to:	Home Federal Bank
Attention: Corporate Secretary
225 South Main Avenue
Sioux Falls, SD 57104

If to Employee, to:	Stephen M. Bianchi
8020 Oakmere Road
Bloomington, MN 55438

or to the home address which is maintained on file with the Bank.

Either party to this Agreement may change its address for purposes of this Section 8 by giving 15 days’ prior notice to the other party hereto.

9.                                      Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board to sign on behalf of the Bank. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Dakota.

10.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.                               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.                               Arbitration. Any disputes under this Agreement will be resolved by arbitration, in the state of South Dakota, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a mutually agreeable neutral arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment or order in any Court of competent jurisdiction. All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings, shall be treated by the arbitrator and the parties as confidential information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain a injunctive relief.

13.                               Employment Agreement. Reference is hereby made to that certain Amended and Restated Employment Agreement, dated contemporaneously with this Amended and Restated Change-in-Control Agreement, by and between the Bank and the Employee (the “Employment Agreement.”) All terms and conditions of the Employee’s Employment Agreement, including the non-compete provisions in Section 6 thereof, shall continue in force and effect (until termination of the Employment Agreement in accordance with its terms), including following a Change-in-Control, except as expressly modified by this Section, except that when the Employee is terminated following a Change-in-Control, the severance provisions in the Employee’s Employment Agreement shall not apply and payments to the Employee shall be governed by this Agreement. The mutual promises in this Agreement and in the Employment Agreement shall serve as consideration for each agreement contemporaneously executed, to the extent such consideration is required.

14.                               Effective Date. This Agreement shall become effective as of the date first set forth above.

15.                               Employment. This Agreement does not constitute a contract of employment or impose on the Bank any obligation to retain the Employee as an employee, to continue his current employment status, or to change any employment policies of the Bank.

16.                               Section 409A of the Code.  It is the intent of the parties that this Agreement be construed to avoid the excise tax and penalties described in Section 409A of the Code. The Agreement shall be interpreted in a manner consistent with that intention. In that regard, the concept of “termination of employment” shall be interpreted to mean “separation from service” within the meaning of Section 409A.

17.                               Amendments. No amendments or additions to this Agreement shall be binding unless stipulated in writing and signed by the party to be charged, except as herein otherwise provided.

18.                               Entire Agreement. This Agreement and the contemporaneously executed Employment Agreement, as either may be amended from time to time, represent the entire agreement between the parties and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the Bank and the Employee with respect to the employment of the Employee by the Bank.

19.                               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.                               Governing Law. The laws of the United States to the extent applicable and otherwise the laws of the State of South Dakota shall govern this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HOME FEDERAL BANK

/s/ Michael Vekich
By:	Michael Vekich
Its:	Chair of the Board of Directors

EMPLOYEE

/s/ Stephen M.Bianchi
Stephen M. Bianchi